Exhibit (a)(1)(C)

CYTODYN INC.

OFFER TO EXCHANGE

CONVERTIBLE PROMISSORY NOTES AND

AMEND WARRANTS TO PURCHASE COMMON STOCK

ISSUED BETWEEN APRIL 30, 2015 – MAY 15, 2015

WITHDRAWAL FORM

August 24, 2015

Dear Eligible Securities Holder:

All terms used in this Withdrawal Form but not defined herein have the meanings given to them in the “Offer to Exchange” dated August 24, 2015 (the “Offering Memorandum”).

If the Company receives one or more Election Forms and one or more Withdrawal Forms signed by you, the Company will give effect to the form bearing the latest date and, if two forms bear the same date, then the form received last, as determined by the Company in its discretion. PLEASE NOTE THAT DELIVERY OF YOUR WITHDRAWAL FORM BY FACSIMILE OR E-MAIL WILL NOT BE ACCEPTED.

Any holder that is not the original holder of the Eligible Securities will be required to provide the Company with a copy of the executed documentation transferring such Eligible Securities.

INSTRUCTIONS TO WITHDRAWAL FORM

If you previously elected to accept the Offer by CytoDyn Inc. to exchange your Eligible Notes for Common Stock and the reduction of the exercise price of your related Eligible Warrants, subject to the terms and conditions set forth in the Offering Memorandum, and you would like to change your election and withdraw the tender of your Eligible Notes, you must complete, sign and date a copy of this Withdrawal Form and return this entire Withdrawal Form to CytoDyn so that we receive it before 11:59 p.m., Eastern Time, on September 21, 2015 (or on a later date, if we extend the Offer) (such expiration date, the “Expiration Date”). Any Withdrawal Form received after that time will not be accepted. Please read this entire Withdrawal Form carefully.

To withdraw your election with respect to all of your outstanding Eligible Notes, place a check mark in the “I elect to withdraw all of my Eligible Notes that I previously chose to exchange pursuant to the Offer” box below. Any Withdrawal Form submitted without the box “I elect to withdraw all of my Eligible Notes that I previously chose to exchange pursuant to the Offer” marked will be rejected. For this Withdrawal Form to be valid it must be signed and dated and the entire Withdrawal Form must be returned to CytoDyn by mail or personal delivery at the following address:

CytoDyn Inc.

Attention: Michael D. Mulholland

1111 Main Street, Suite 660

Vancouver, Washington 98660

DELIVERY OF THE ELECTION FORM BY FACSIMILE OR EMAIL WILL NOT BE ACCEPTED.

Your Withdrawal Form will be effective only upon receipt by us. CytoDyn will only accept delivery of the signed and completed Withdrawal Form by the method of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Withdrawal Form is delivered to, and received by, Michael D. Mulholland. You must allow for delivery time, based on the method of delivery that you choose, to ensure that we receive your Withdrawal Form before 11:59 p.m., Eastern Time, on the Expiration Date. Your tendered Eligible Notes will not be considered withdrawn until we receive your properly completed and signed Withdrawal Form in its entirety. If you miss the deadline to submit the Withdrawal Form but remain a holder of Eligible Notes, your previously tendered Eligible Notes will be cancelled and exchanged pursuant to the Offer.

Once you have withdrawn your Eligible Notes, you may again surrender your Eligible Notes by once again making an election to surrender the Eligible Notes in accordance with the Offering Memorandum and the related Election Form prior to the expiration of the Offer.

DO NOT COMPLETE AND RETURN THIS WITHDRAWAL FORM UNLESS

YOU WISH TO WITHDRAW YOUR PREVIOUS TENDER OF ELIGIBLE NOTES.

CYTODYN INC.

OFFER TO EXCHANGE

CONVERTIBLE PROMISSORY NOTES AND

AMEND WARRANTS TO PURCHASE COMMON STOCK

ISSUED BETWEEN APRIL 30, 2015 – MAY 15, 2015

WITHDRAWAL FORM

I previously received a copy of the Offering Memorandum, dated August 24, 2015, and the related Election Form. I completed, signed and returned the entire Election Form, in which I elected to tender the entire balance of my Eligible Notes enclosed with the Election Form, as set forth in the Election Form. I understand that, by signing this Withdrawal Form and delivering it to CytoDyn, I withdraw my acceptance of the Offer and reject the Offer. By rejecting the Offer, I understand that I will not receive Common Stock in exchange for my Eligible Notes that I previously tendered in the Offer and I will keep my Eligible Notes. I understand that, by rejecting the Offer, my Eligible Note and the related Eligible Warrants will remain outstanding on the same terms and conditions (including conversion price and exercise price) under which they were originally issued. The withdrawal of my Eligible Notes from the Offer is at my own discretion. I agree that CytoDyn will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw my Eligible Notes from the Offer.

☐	I elect to withdraw all of my Eligible Notes that I previously chose to exchange pursuant to the Offer. Therefore, I have completed and signed this Withdrawal Form. I do not accept the Offer to exchange any of my Eligible Notes.

I have signed this Notice and printed my name exactly as it appears on the Election Form. I hereby represent and warrant that I have full power and authority to elect to withdraw my previously surrendered Eligible Notes. Without limiting the foregoing, I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the Eligible Notes, the Eligible Warrants or the Common Stock to be issued in the Offer, or my spouse or registered domestic partner has consented to and agreed to be bound by this Withdrawal Form. Upon request, I will execute and deliver any additional documents deemed by CytoDyn to be necessary or desirable in connection with my election to withdraw previously surrendered stock options pursuant to this Withdrawal Form.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Withdrawal Form as of the date set forth below.

By:
Date:		(Signature)

(Print Name)

(Title, if applicable)

Address:

Email:
Telephone:
Fax:
Tax ID/SSN:

[Signature Page to Withdrawal Form]